                                   EXHIBIT 11

                Statement Re:  Computation of Earnings Per Share

                                                     Three Months Ended            Nine Months Ended
                                                     ------------------            -----------------
                                                  Sept. 24,         Sept. 26,    Sept. 24,     Sept. 26,
                                                     2000             1999          2000          1999
                                                ------------       ----------    ----------   -----------
(In thousands, except per share amounts)

Weighted average shares outstanding -
  Basic                                                4,529            5,750         4,877         5,781

Shares issuable upon the exercise of
  Outstanding stock options and warrants                   -              214             7           220
                                                ------------       ----------    ----------   -----------
Weighted average shares outstanding -
  Diluted                                              4,529            5,964         4,884         6,001
                                                ============       ==========    ==========   ===========
Income before cumulative effect of
Change in accounting principle                     $     453        $   1,403     $   2,751       $ 4,498

Cumulative effect of change in
 Accounting principle, net of taxes                        -                -             -          (181)
                                                ------------       ----------    ----------   -----------

Net income                                         $     453        $   1,403     $   2,751       $ 4,317
                                                ============       ==========    ==========   ===========

Basic earnings per share:
     Income before cumulative effect of
     change in accounting principle                $    0.10        $    0.24     $    0.56       $  0.78

     Cumulative effect of accounting
         change, net of taxes                              -                -             -         (0.03)
                                                ------------       ----------    ----------   -----------

     Net income per share - Basic                  $    0.10        $    0.24     $    0.56       $  0.75
                                                ============       ==========    ==========   ===========
Diluted earnings per share:
     Income before cumulative effect of
     change in accounting principle                $    0.10        $    0.24     $    0.56       $  0.75

     Cumulative effect of accounting
         change, net of taxes                              -                -             -         (0.03)
                                                ------------       ----------    ----------   -----------

     Net income per share - Diluted                $    0.10        $    0.24     $    0.56       $  0.72
                                                ============       ==========    ==========   ===========
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